SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of Earliest Event Reported):

October 7, 2005

CRIIMI MAE INC.

(Exact name of registrant as specified in its charter)

Maryland	1-10360	52-1622022
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11200 Rockville Pike

Rockville, Maryland 20852

(Address of principal executive offices, including zip code, of Registrant)

(301) 255-4700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended  to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Writing communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement.

On October 6, 2005, CRIIMI MAE Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), among CDP Capital-Financing Inc. (“Parent”) and Cadim W. F. Co. (“Sub”), an indirect wholly owned subsidiary of Parent.

MERGER AGREEMENT

The Merger Agreement provides for a business combination whereby Sub will merge with and into the Company (the “Merger”).  As a result of the Merger, the separate corporate existence of Sub will cease and the Company will continue as the surviving corporation (“Surviving Corporation”) in the Merger.  At the effective time of the Merger, each share of common stock of the Company (other than shares owned by the Company or through a subsidiary) and the associated rights to purchase shares of the Company’s Series H Junior Preferred Stock (the “Rights”) will be converted into the right to receive $20.00 in cash, without interest.  Each outstanding Company stock option at the time of the closing will be cancelled in the Merger and the holder thereof shall be entitled to an amount of cash, without interest, equal to the difference between $20.00 and the exercise price of such stock option.

No shares of CRIIMI MAE’s Series B Preferred Stock will be converted into cash, securities or other property as a result of the Merger.  CRIIMI MAE’s Series B Preferred Stock will remain outstanding following the completion of the Merger without any change or modification to any right, preference, privilege or voting power of any such shares or holders, except that such preferred stock after the Merger will by its terms no longer be convertible into CRIIMI MAE common stock, but instead will be convertible into an amount of cash equal to the product of $20.00 and the number of common shares such preferred stock was convertible into immediately prior to the Merger.

The transaction is subject to customary conditions, including the affirmative vote of two-thirds of the shares of the Company’s common stock outstanding.  BREF One, LLC – Series A, with approximately 1.2 million common shares (representing approximately 7.8% of the 15.6 million common shares currently outstanding) and a warrant to acquire an additional 336,835 common shares (or an additional 2%), has entered into an agreement with CDP Capital – Financing pursuant to which it has agreed to vote in favor of the Merger.  A copy of the Merger Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference.  The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

In connection with the execution of the Merger Agreement and pursuant to Section 4.7 thereto, the Company purchased for $3.975 million an option on an interest rate swap.  The underlying swap notional amount is $200 million, and if exercised, the

Company would pay a fixed rate of 4.76% in exchange for receiving floating rate payments based on one-month LIBOR calculated on the same notional amount for a 10-year period.  The option has an expiration date of March 30, 2006.

In connection with the proposed Merger, the Company will prepare a proxy statement for the shareholders of the Company to be filed with the SEC.  Before making any voting decision, the Company’s shareholders are urged to read the proxy statement regarding the Merger carefully in its entirety when it becomes available because it will contain important information about the proposed transaction.  The Company’s shareholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov.  The Company’s shareholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to CRIIMI MAE Inc., 11200 Rockville Pike, Suite 400, Rockville, MD 20852, telephone 301-255-4700, or from the Company’s website at http://www.criimimaeinc.com.

AMENDMENTS TO EMPLOYMENT AGREEMENTS

Prior to execution of the Merger Agreement, the Company entered into amendments to the respective employment agreements of President and Chief Operating Officer Mark R. Jarrell and Executive Vice President, Chief Financial Officer and Treasurer Cynthia O. Azzara to provide for an equivalent cash payment of stock bonus awards and restricted stock awards as set forth in the respective agreements if the Company’s common stock is no longer traded on a public securities market on the date that a stock award contemplated by the respective employment agreements is to be granted.

Item 9.01                Financial Statements and Exhibits

(c)  Exhibits

EXHIBIT NO.	DESCRIPTION

10.1	Agreement and Plan of Merger, dated as of October 6, 2005, among CRIIMI MAE Inc., among CDP Capital-Financing Inc. and Cadim W. F. Co.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIIMI MAE Inc.

Dated: October 7, 2005	By:	/s/Mark A. Libera
Mark A. Libera
Vice President and
General Counsel